SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 9)

BlackRock, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09247X101 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 09247X101	Page 1 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

44,452,991
6) Shared Voting Power

-0-
7) Sole Dispositive Power

44,398,045
8) Shared Dispositive Power

13,953

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

44,467,174
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

38.19
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 09247X101	Page 2 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

44,452,946
6) Shared Voting Power

-0-
7) Sole Dispositive Power

44,391,500
8) Shared Dispositive Power

13,953

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

44,460,629
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

38.19
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 09247X101	Page 3 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

272,446
6) Shared Voting Power

-0-
7) Sole Dispositive Power

211,000
8) Shared Dispositive Power

13,953

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

280,129
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

0.24
12)	Type of Reporting Person (See Instructions)

BK

CUSIP No. 09247X101	Page 4 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

J.J.B. Hilliard, W.L. Lyons, Inc. 61-0734935
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

-0-
6) Shared Voting Power

-0-
7) Sole Dispositive Power

6,500
8) Shared Dispositive Power

-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

6,500
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

Less than 0.01
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 09247X101	Page 5 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

ADVISORport, Inc. 51-0391973
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

45
6) Shared Voting Power

-0-
7) Sole Dispositive Power

45
8) Shared Dispositive Power

-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

45
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

Less than 0.01
12)	Type of Reporting Person (See Instructions)

IA

Page 6 of 8 Pages

ITEM 2(a) -	NAME OF PERSON FILING:

The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National Association; J.J.B. Hilliard, W.L. Lyons, Inc.; and ADVISORport, Inc.

ITEM 2(b) -	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

J.J.B. Hilliard, W.L. Lyons, Inc. - 500 West Jefferson Street, Louisville, KY 40202-2823

ADVISORport, Inc. - 760 Moore Road, King of Prussia, PA 19406

ITEM 2(c) -	CITIZENSHIP:

The PNC Financial Services Group, Inc. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky

ADVISORport, Inc. - Delaware

Page 7 of 8 Pages

ITEM 4 -	OWNERSHIP:

The following information is as of December 31, 2006:

(a) Amount Beneficially Owned: 44,467,174 shares

(b) Percent of Class: 38.19

(c) Number of shares to which such person has:

(i) sole power to vote or to direct the vote 44,452,991

(ii) shared power to vote or to direct the vote -0-

(iii) sole power to dispose or to direct the disposition of 44,398,045

(iv) shared power to dispose or to direct the disposition of 13,953

Of the total shares reported herein, 6,500 shares are held in accounts at J.J.B. Hilliard, W.L. Lyons, Inc. in a fiduciary capacity.

Of the total shares reported herein, 280,129 shares are held in accounts at PNC Bank, National Association in a fiduciary capacity.

Of the total shares reported herein, 45 shares are managed by ADVISORport, Inc. as fiduciary, but are held at the custodian.

ITEM 7 -	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)

ADVISORport, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)

ITEM 10 -	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007		February 12, 2007
Date		Date

By:	/s/ George P. Long, III	By:	/s/ George P. Long, III
	Signature - The PNC Financial Services Group, Inc.		Signature - PNC Bank, National Association
	George P. Long, III, Corporate Secretary		George P. Long, III, Secretary
	Name & Title		Name & Title

February 12, 2007		February 12, 2007
Date		Date

By:	/s/ Maria C. Schaffer	By:	/s/ James R. Allen
	Signature - PNC Bancorp, Inc.		Signature - J.J.B. Hilliard, W.L. Lyons, Inc.
	Maria C. Schaffer, Executive Vice President		James R. Allen, Chairman, President & CEO
	Name & Title		Name & Title

February 12, 2007
Date

By:	/s/ Maria C. Schaffer
Signature - ADVISORport, Inc.
Maria C. Schaffer, Senior Vice President
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

J.J.B. HILLIARD, W.L. LYONS, INC.,

WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 4 TO SCHEDULE 13G

Page 8 of 8 Pages

EXHIBIT A

AGREEMENT

February 12, 2007

The undersigned hereby agrees to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the “Act”) in connection with their beneficial ownership of common stock issued by BlackRock, Inc.

The undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

The undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of their own information contained therein but is not responsible for the completeness or accuracy of the information concerning the other joint filers.

This Agreement applies to any amendments to Schedule 13G.

ADVISORPORT, INC.

BY:	/s/ Maria C. Schaffer
Maria C. Schaffer, Senior Vice President